Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2015 RESULTS
lululemon achieves $2 billion revenue milestone

Vancouver, British Columbia - March 30, 2016 - lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the fourth quarter and fiscal year ended January 31, 2016.
Laurent Potdevin, lululemon's CEO, stated: "I'm very pleased with our strong finish to the year with positive momentum across all channels. Our Q4 results are a reflection of our ability to deliver a truly unique experience to our guests, led, as always, by our outstanding store educators."
Mr. Potdevin continued: "In 2015, we made bold moves across the organization, elevating design and innovation and developing our infrastructure to position us for the future. As I look forward to 2016 and beyond, I am excited and confident that we have the right team in place to execute on our long term strategies."
For the fourth quarter ended January 31, 2016:

•	Net revenue for the quarter increased 17% to $704.3 million from $602.5 million in the fourth quarter of fiscal 2014.

•	Total comparable sales, which includes comparable store sales and direct to consumer, increased by 11% for the fourth quarter on a constant dollar basis.

•	Comparable store sales for the fourth quarter increased by 5% on a constant dollar basis and direct to consumer net revenue increased 33% on a constant dollar basis.

•
Direct to consumer net revenue increased 28% to $146.3 million, or 20.8% of total Company net revenue, in the fourth quarter of fiscal 2015, an increase from 19.0% of total Company net revenue in the fourth quarter of fiscal 2014.

•	Gross profit for the quarter increased by 14% to $354.5 million, and as a percentage of net revenue gross profit was 50.3% for the quarter compared to 51.5% in the fourth quarter of fiscal 2014.

•	Income from operations for the quarter increased by 6% to $166.3 million, and as a percentage of net revenue was 23.6% compared to 26.1% of net revenue in the fourth quarter of fiscal 2014.

•
Income tax expense for the fourth quarter of fiscal 2015 was $49.8 million compared to $48.1 million in the fourth quarter of fiscal 2014. The effective tax rate for the quarter was 29.8% compared to 30.3% in the fourth quarter of fiscal 2014.

•	Diluted earnings per share for the fourth quarter of fiscal 2015 were $0.85 compared to $0.78 in the fourth quarter of fiscal 2014.

•	During the fourth quarter of fiscal 2015, the Company repurchased 2.1 million shares of the Company's common stock at an average cost of $49.52 per share.
For the fiscal year ended January 31, 2016:

•	Net revenue for the fiscal year increased 15% to $2.1 billion from $1.8 billion in fiscal 2014.

•	Total comparable sales increased by 10% for fiscal 2015 on a constant dollar basis.

•
Comparable store sales increased 4% on a constant dollar basis for fiscal 2015 and direct to consumer net revenue increased 30% on a constant dollar basis. Company-operated stores which have been open for at least one year averaged sales of $1,541 per square foot.

•	Direct to consumer net revenue increased 25% to $401.5 million, or 19.5% of total Company net revenue in fiscal 2015, an increase from 17.9% of total Company net revenue in fiscal 2014.

•	Gross profit for fiscal 2015 increased by 9% to $997.2 million, from $914.2 million in fiscal 2014, and as a percentage of net revenue was 48.4% compared to 50.9% in fiscal 2014.

•
Income from operations for fiscal 2015 decreased by 2% to $369.1 million, from $376.0 million in fiscal 2014. As a percentage of net revenue, income from operations decreased to 17.9% compared to 20.9% of net revenue in fiscal 2014.

•
Income tax expense for fiscal 2015 was $102.4 million, which includes a net income tax recovery of $7.4 million related to the Company's transfer pricing arrangements and estimated taxes associated with the repatriation of foreign earnings.

The effective tax rate was 27.8% for fiscal 2015 compared to 37.6% for fiscal 2014. The effective tax rate excluding certain tax and related interest adjustments would have been 29.5% for fiscal 2015 compared to 28.8% for fiscal 2014.

•
Diluted earnings per share for fiscal 2015 were $1.89 compared to $1.66 in fiscal 2014. Excluding the above tax and related interest adjustments, diluted earnings per share were $1.86 for fiscal 2015 compared to $1.89 in fiscal 2014.

•	During fiscal 2015, the Company repurchased 5.0 million shares of the Company's common stock at an average cost of $55.27 per share.
The Company ended fiscal 2015 with $501.5 million in cash and cash equivalents compared to $664.5 million at the end of fiscal 2014. Inventory at the end of fiscal 2015 was $284.0 million compared to $208.1 million at the end of fiscal 2014. The Company ended the year with 363 stores.
Updated Outlook
For the first quarter of fiscal 2016, we expect net revenue to be in the range of $483 million to $488 million based on a total comparable sales increase in the mid-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.28 to $0.30 for the quarter. This guidance assumes 138.0 million diluted weighted-average shares outstanding and a 30.2% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2016, we expect net revenue to be in the range of $2.285 billion to $2.335 billion based on a total comparable sales increase in the mid-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $2.05 to $2.15 for the full year. This guidance assumes 138.0 million diluted weighted-average shares outstanding and a 30.2% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
Conference Call Information
A conference call to discuss fiscal 2015 results is scheduled for today, March 30, 2016, at 9:00 a.m. Eastern time. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a yoga-inspired athletic apparel company with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Net revenue changes in constant dollars, total comparable sales in constant dollars, comparable store sales in constant dollars, changes in direct to consumer net revenue in constant dollars, the effective tax rate excluding certain tax and related interest adjustments, and diluted earnings per share excluding certain tax adjustments are not United States generally accepted accounting principle ("GAAP") performance measures.
We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, and changes in direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates, which are not under management's control. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
We disclose the effective tax rate and diluted earnings per share excluding certain tax and related interest adjustments because of their comparability to our historical information as well as our diluted earnings per share guidance, which we believe is useful to investors.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand, including any negative publicity regarding our products or the production methods of our suppliers or manufacturers; the acceptability of our products to our guests, including receiving products that comply with our technical specifications and quality standards; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; our highly competitive market and increasing competition; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; changes in tax laws, capital or financing needs in the United States, or our intentions with respect to the reinvestment of foreign earnings; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our ability to source our merchandise profitably or at all; our exposure to various types of litigation; actions of activist stockholders; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
Joseph Teklits/Caitlin Morahan
ICR, Inc.
203-682-8200
Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Thirteen Weeks Ended January 31, 2016	Thirteen Weeks Ended February 1, 2015	Fifty-Two Weeks Ended January 31, 2016	Fifty-Two Weeks Ended February 1, 2015
Net revenue	$704,276	$602,491	$2,060,523	$1,797,213
Costs of goods sold	349,809	292,450	1,063,357	883,033
Gross profit	354,467	310,041	997,166	914,180
As a percent of net revenue	50.3%	51.5%	48.4%	50.9%
Selling, general and administrative expenses	188,184	152,853	628,090	538,147
As a percent of net revenue	26.7%	25.4%	30.5%	30.0%
Income from operations	166,283	157,188	369,076	376,033
As a percent of net revenue	23.6%	26.1%	17.9%	20.9%
Other income (expense), net	938	1,755	(581)	7,102
Income before income tax expense	167,221	158,943	368,495	383,135
Income tax expense	49,805	48,090	102,448	144,102
Net income	$117,416	$110,853	$266,047	$239,033

Basic earnings per share	$0.85	$0.78	$1.90	$1.66
Diluted earnings per share	$0.85	$0.78	$1.89	$1.66
Basic weighted-average shares outstanding	138,076	141,999	140,365	143,935
Diluted weighted-average shares outstanding	138,240	142,346	140,610	144,298

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	January 31, 2016	February 1, 2015
ASSETS
Current assets
Cash and cash equivalents	$501,482	$664,479
Inventories	284,009	208,116
Prepaid and receivable income taxes	91,453	40,547
Other current assets	40,095	37,870
Total current assets	917,039	951,012
Property and equipment, net	349,605	296,008
Goodwill and intangible assets, net	24,777	26,163
Deferred income taxes and other non-current assets	22,656	23,030
Total assets	$1,314,077	$1,296,213
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$10,381	$9,339
Accrued inventory liabilities	25,451	22,296
Accrued compensation and related expenses	43,524	29,932
Income taxes payable	37,736	20,073
Unredeemed gift card liability	57,736	46,252
Other accrued liabilities	50,676	31,989
Total current liabilities	225,504	159,881
Deferred income tax liability	10,759	3,633
Other non-current liabilities	50,332	43,131
Stockholders' equity	1,027,482	1,089,568
Total liabilities and stockholders' equity	$1,314,077	$1,296,213

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Fifty-Two Weeks Ended January 31, 2016	Fifty-Two Weeks Ended February 1, 2015
Cash flows from operating activities
Net income	$266,047	$239,033
Items not affecting cash	92,436	66,839
Changes in operating assets and liabilities	(59,743)	8,577
Net cash provided by operating activities	298,740	314,449
Net cash used in investing activities	(143,487)	(119,733)
Net cash used in financing activities	(273,693)	(149,077)
Effect of exchange rate changes on cash	(44,557)	(79,809)
Decrease in cash and cash equivalents	(162,997)	(34,170)
Cash and cash equivalents, beginning of year	$664,479	$698,649
Cash and cash equivalents, end of year	$501,482	$664,479

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

Constant dollar changes in net revenue

	Thirteen Weeks Ended January 31, 2016		Fifty-Two Weeks Ended January 31, 2016
	(In thousands)	(Percentage)	(In thousands)	(Percentage)
Net revenue increase	$101,786	17%	$263,310	15%
Adjustments due to foreign exchange rate changes	28,343	5	88,877	5
Net revenue increase in constant dollars	$130,129	22%	$352,187	20%

Constant dollar total comparable sales

	Thirteen Weeks Ended January 31, 2016	Thirteen Weeks Ended February 1, 2015	Fifty-Two Weeks Ended January 31, 2016	Fifty-Two Weeks Ended February 1, 2015
Total comparable sales[1]	7%	6%	5%	1%
Adjustments due to foreign exchange rate changes	4	2	5	2
Total comparable sales in constant dollars[1]	11%	8%	10%	3%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales. Comparable store sales reflects net revenue at company-operated stores that have been open for at least 12 months.

Constant dollar comparable store sales

	Thirteen Weeks Ended January 31, 2016	Thirteen Weeks Ended February 1, 2015	Fifty-Two Weeks Ended January 31, 2016	Fifty-Two Weeks Ended February 1, 2015
Comparable store sales[1]	1%	2%	—%	(3)%
Adjustments due to foreign exchange rate changes	4	3	4	2
Comparable store sales in constant dollars[1]	5%	5%	4%	(1)%
__________
1Comparable store sales reflects net revenue at company-operated stores that have been open for at least 12 months.

Constant dollar changes in direct to consumer net revenue

	Thirteen Weeks Ended January 31, 2016	Thirteen Weeks Ended February 1, 2015	Fifty-Two Weeks Ended January 31, 2016	Fifty-Two Weeks Ended February 1, 2015
Increase in direct to consumer net revenue	28%	17%	25%	22%
Adjustments due to foreign exchange rate changes	5	3	5	2
Increase in direct to consumer net revenue in constant dollars	33%	20%	30%	24%

Effective tax rate, excluding tax and related interest adjustments

	Thirteen Weeks Ended January 31, 2016	Thirteen Weeks Ended February 1, 2015	Fifty-Two Weeks Ended January 31, 2016	Fifty-Two Weeks Ended February 1, 2015
Effective tax rate	29.8%	30.3%	27.8%	37.6%
Tax and related interest adjustments[1]	(0.2)	—	1.7	(8.8)
Effective tax rate, excluding tax and related interest adjustments	29.6%	30.3%	29.5%	28.8%
__________
1These adjustments relate to the Company's transfer pricing arrangements and taxes associated with the repatriation of foreign earnings. Please refer to Note 15 to the audited consolidated financial statements included in Item 8 of Part II of the Company's Report on Form 10-K to be filed with the SEC on or about March 30, 2016 for an explanation as to the nature of these items.

Diluted earnings per share, excluding tax and related interest adjustments

	Thirteen Weeks Ended January 31, 2016	Thirteen Weeks Ended February 1, 2015	Fifty-Two Weeks Ended January 31, 2016	Fifty-Two Weeks Ended February 1, 2015
Diluted earnings per share	$0.85	$0.78	$1.89	$1.66
Tax and related interest adjustments[1]	—	—	(0.03)	0.23
Diluted earnings per share, excluding tax and related interest adjustments	$0.85	$0.78	$1.86	$1.89
__________
1These adjustments relate to the Company's transfer pricing arrangements and taxes associated with the repatriation of foreign earnings. Please refer to Note 15 to the audited consolidated financial statements included in Item 8 of Part II of the Company's Report on Form 10-K to be filed with the SEC on or about March 30, 2016 for an explanation as to the nature of these items.

lululemon athletica inc.
Store Count and Square Footage1
Fifty-Two Weeks Ended January 31, 2016
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter[2]	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	302	14	—	316
2nd Quarter	316	20	—	336
3rd Quarter	336	18	—	354
4th Quarter	354	10	1	363

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	894	37	—	931
2nd Quarter	931	54	—	985
3rd Quarter	985	51	—	1,036
4th Quarter	1,036	38	3	1,071
 __________
1Store count and square footage summary includes company-operated stores which are branded lululemon athletica and ivivva athletica.
2Number of stores opened during the quarter that are branded lululemon athletica and ivivva athletica.
3Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.